Exhibit 99.1

Brooks Automation Reports Results for the Fiscal First Quarter of 2017 Ended December 31, 2016

CHELMSFORD, Mass., February 1, 2017 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq: BRKS), a leading worldwide provider of automation and cryogenic solutions for multiple markets, including semiconductor manufacturing and life sciences, today reported financial results for the first quarter of fiscal 2017, ended December 31, 2016.

Fiscal First Quarter of 2017 Financial and Operational Highlights:

•	Revenue was $160.0 million;

•	Brooks Life Science Systems segment revenue was $33.3 million;

•	GAAP net income was $13.9 million with diluted EPS of $0.20;

•	Non-GAAP net income was $17.3 million with diluted EPS of $0.25; and

•	Cash flow from operations was $18.7 million.

Summary of GAAP and Non-GAAP Earnings

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands, except per share data	2016	2016	2015
GAAP net income (loss)	$13,871	$10,547	$(4,648)
GAAP diluted earnings (loss) per share	$0.20	$0.15	$(0.07)

Non-GAAP net income	$17,301	$15,324	$1,246
Non-GAAP diluted earnings per share	$0.25	$0.22	$0.02
A reconciliation of non-GAAP measures to the most nearly comparable GAAP measures follows the consolidated statements of operations and statements of cash flows included in this release.

Management Comments
“This quarter we grew our top line with contributions from both segments,” commented Steve Schwartz, CEO of Brooks Automation. “We delivered a sixth consecutive quarter of sequential growth in Life Sciences and set a record for new contract value booked, at nearly two times revenue. We also expanded our capabilities with the acquisition of Cool Lab, LLC, further enhancing our market-leading lineup of comprehensive sample management solutions. The Semiconductor segment also expanded, led by a new record this quarter in sales of Contamination Control Solutions. Our portfolio is positioned for continued profitable growth.”

GAAP Summary
Revenue for the first quarter of fiscal 2017 increased 2% sequentially to $160.0 million compared to the fourth quarter of fiscal 2016. Gross margin was 35.6%, down 0.3 points from the fourth quarter of fiscal 2016. Operating expenses of $43.8 million decreased 5%, or $2.4 million, from the previous quarter as a result of lower research and development expenses and lower restructuring charges. GAAP net income in the quarter was $13.9 million and diluted earnings per share was $0.20, an increase of 31% compared to the fourth quarter.

The amortization of intangible assets, restructuring charges, impact of purchase price accounting adjustments and special charges are appropriately included in the GAAP summary of earnings discussed above. The impact on earnings of such non-GAAP adjustments is referenced in the unaudited table included within this press release.

In the proceeding analysis of the non-GAAP results, Brooks adjusted the GAAP results for the impact of amortization of intangible assets, restructuring charges, and purchase price accounting adjustments to provide investors better perspective on the results of operations which the Company believes is more comparable to the similar analysis provided by its peers. Brooks also excludes special charges or gains, such as impairment losses, gains or losses from the sale of assets, as well as other gains and charges that are not representative of the normal operations of the business. Brooks currently includes a valuation allowance reserve against U.S. deferred tax assets in its GAAP results. In assessing the appropriate tax rate for the non-GAAP results, the Company evaluated the adjustments discussed above and concluded it was appropriate to maintain the valuation allowance reserve in deriving the non-GAAP tax rate.

Results of Fiscal First Quarter of 2017 (Non-GAAP Discussion)
Non-GAAP net income was $17.3 million in the first quarter, resulting in non-GAAP diluted earnings per share of $0.25. This compares to non-GAAP net income of $15.3 million and non-GAAP diluted earnings per share of $0.22 in the fourth quarter of fiscal 2016.

As noted above, revenue for the first quarter of fiscal 2017 was $160.0 million, up 2% compared to the fourth quarter of fiscal 2016. Brooks Semiconductor Solutions Group (BSSG) segment revenue increased to $126.6 million, or 1%, primarily driven by Contamination Control Solutions, which achieved record quarterly sales of $24.0 million, up $2.3 million from the fourth quarter. Brooks Life Science Systems (BLSS) segment revenue grew 5% sequentially to $33.3 million, driven by continued growth of BioStorage services and $0.3 million of sales from the products of Cool Lab, LLC which was acquired on November 28, 2016.

Non-GAAP gross margin, which excludes amortization expense, impact of purchase price accounting adjustments and special charges described above, was 36.3% in the first quarter, down 0.4 points from the prior quarter. BSSG's non-GAAP gross margin was 36.4% in the first quarter compared to 36.0% in the prior quarter reflecting improved margins in the Cryogenic products and a favorable mix of revenue. BLSS' non-GAAP gross margin was 35.7% in the first quarter compared to 39.2% in the prior quarter. The decline was primarily due to a higher mix of genomic services within the BioStorage service offerings. In summary, the revenue increase in both segments and the improved non-GAAP gross margin in BSSG offset the lower BLSS non-GAAP gross margin, resulting in an increase of $0.2 million to non-GAAP gross profit.

Bookings for BSSG in the first quarter totaled $122.8 million, compared to $140.1 million in the fourth quarter. BLSS booked a total of $64.2 million of new contract value, compared to $32.0 million in the fourth quarter.

Non-GAAP operating expenses of $39.5 million in the first quarter decreased $0.8 million sequentially, or 2%, driven primarily by lower research and development expenses, partially offset by higher SG&A expense in BLSS. The higher Life Sciences SG&A expense was driven primarily by increased commission expenses due to higher bookings and additional hiring.

Non-GAAP net income was $17.3 million which was 13% higher compared to the prior quarter. This was supported with non-GAAP operating profit of $18.5 million, which increased $1.0 million compared to the fourth quarter. Both segments reported positive non-GAAP operating profits, with BSSG at $18.0 million and BLSS at $0.5 million. Non-GAAP income from joint ventures also contributed $2.1 million of income, an increase of $1.0 million compared to the fourth quarter. The Company’s Japan-based UCI joint venture continues to benefit from strength in sales of capital equipment in support of OLED manufacturers.

Adjusted EBITDA was $25.6 million, 3% higher compared to the fourth quarter. Cash flow from operations was $18.7 million in the first quarter. The Company's cash, cash equivalents, and marketable securities totaled $89.0 million as of December 31, 2016, a decrease of $2.2 million compared to the end of the prior quarter. The decline reflects $4.8 million cash disbursed for the acquisition of Cool Lab, LLC closed on November 28, 2016.

Quarterly Cash Dividend
The Company additionally announced that the Board of Directors has reiterated a dividend of $0.10 per share payable on March 24, 2017 to stockholders of record on March 3, 2017. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.

Guidance for Second Fiscal Quarter 2017
The Company announced revenue and earnings guidance for the second quarter of fiscal 2017. Revenue is expected to be in the range of $165 million to $170 million and non-GAAP diluted earnings per share is expected to be in the range of $0.24 to $0.27. GAAP diluted earnings per share for the second quarter is expected to be in the range of $0.18 to $0.21, reflecting the impact of amortization, purchase price accounting and anticipated restructuring charges.

Conference Call
Brooks management will webcast its first quarter earnings conference call today at 4:30 p.m. Eastern Time. During the call, Company management will respond to questions concerning, but not limited to, the Company's financial performance, business conditions and industry outlook. Management's responses could contain information that has not been previously disclosed.

The call will be broadcast live over the Internet and, together with presentation materials referenced on the call, will be hosted at the Investor Relations section of Brooks' website at www.brooks.com, and will be archived online on this website for convenient on-demand replay. In addition, you may call 800-671-7032 (US & Canada only) or 303-223-4373 to listen to the live webcast.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Brooks' technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments.  Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market as a provider of precision automation and cryogenic vacuum solutions.  Since 2011, Brooks has applied its automation and cryogenics expertise to meet the sample storage needs of customers in the life sciences industry.  Brooks' life sciences offerings include a broad range of products and services for on-site infrastructure for sample management in temperatures of ‑20°C to -150°C, as well as comprehensive outsource service solutions across the complete life cycle of biological samples including collection, transportation, processing, storage, protection, retrieval and disposal.  Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, visit www.brooks.com.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include, but are not limited to statements about our revenue and earnings expectations, our ability to increase our profitability, our ability to improve or retain our market position, and our ability to deliver financial success in the future. Factors that could cause results to differ from our expectations include the following: the volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; uncertainties in global political and economic conditions, and other factors and other risks, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.
CONTACTS:
Lynne Yassemedis
Brooks Automation
978.262.2400
lynne.yassemedis@brooks.com
John Mills
Partner
ICR, LLC
646.277.1254
john.mills@icrinc.com

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2016	2015
Revenue
Products	$122,114	$89,180
Services	37,841	30,775
Total revenue	159,955	119,955
Cost of revenue
Products	75,679	58,032
Services	27,333	21,369
Total cost of revenue	103,012	79,401
Gross profit	56,943	40,554
Operating expenses
Research and development	10,845	13,278
Selling, general and administrative	31,962	34,121
Restructuring and other charges	975	1,475
Total operating expenses	43,782	48,874
Operating income (loss)	13,161	(8,320)
Interest income	68	205
Interest expense	(96)	(3)
Gain on settlement of equity method investment	1,847	—
Other loss, net	(251)	(59)
Income (loss) before income taxes and equity in earnings of equity method investments	14,729	(8,177)
Income tax provision (benefit)	2,800	(3,370)
Income (loss) before equity in earnings of equity method investments	11,929	(4,807)
Equity in earnings of equity method investments	1,942	159
Net income (loss)	13,871	(4,648)
Basic net income (loss) per share	$0.20	$(0.07)
Diluted net income (loss) per share	$0.20	$(0.07)
Dividend declared per share	$0.10	$0.10

Weighted average shares outstanding used in computing net income (loss) per share:
Basic	69,181	68,130
Diluted	69,870	68,130

Period ended December 31, 2015 on a quarter-to-date basis reflect a reclassification correction between the cost of service revenue and the cost of product revenue. Please refer to the Form 10-Q for the period ended December 31, 2016.

BROOKS AUTOMATION, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	December 31, 2016	September 30, 2016
Assets
Current assets
Cash and cash equivalents	$82,945	$85,086
Marketable securities	866	39
Accounts receivable, net	114,429	106,372
Inventories	92,519	92,572
Prepaid expenses and other current assets	15,431	15,265
Total current assets	306,190	299,334
Property, plant and equipment, net	54,439	54,885
Long-term marketable securities	5,217	6,096
Long-term deferred tax assets	1,683	1,982
Goodwill	210,587	202,138
Intangible assets, net	83,432	81,843
Equity method investments	25,295	27,273
Other assets	5,464	12,354
Total assets	$692,307	$685,905
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$52,090	$41,128
Deferred revenue	24,759	14,966
Accrued warranty and retrofit costs	6,217	6,324
Accrued compensation and benefits	14,255	21,254
Accrued restructuring costs	3,227	5,939
Accrued income taxes payable	7,775	7,554
Accrued expenses and other current liabilities	19,941	22,628
Total current liabilities	128,264	119,793
Long-term tax reserves	2,087	2,681
Long-term deferred tax liabilities	2,307	2,913
Long-term pension liabilities	2,281	2,557
Other long-term liabilities	4,466	4,271
Total liabilities	139,405	132,215
Commitments and contingencies
Stockholders' Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 125,000,000 shares authorized, 82,982,977 shares issued and 69,521,108 shares outstanding at December 31, 2016; 82,220,270 shares issued and 68,758,401 shares outstanding at September 30, 2016	830	821
Additional paid-in capital	1,858,103	1,855,703
Accumulated other comprehensive income	5,063	15,166
Treasury stock at cost - 13,461,869 shares	(200,956)	(200,956)
Accumulated deficit	(1,110,138)	(1,117,044)
Total stockholders' equity	552,902	553,690
Total liabilities and stockholders' equity	$692,307	$685,905

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended December 31,
	2016	2015
Cash flows from operating activities
Net income (loss)	$13,871	$(4,648)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,752	6,445
Gain on settlement of equity method investment	(1,847)	—
Stock-based compensation	2,498	4,714
Amortization of premium on marketable securities and deferred financing costs	79	274
Undistributed earnings of equity method investments	(1,942)	(159)
Deferred income tax benefit	(421)	(3,797)
Gain on disposal of long-lived assets	(109)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11,137)	218
Inventories	(2,930)	119
Prepaid expenses and other current assets	(3,516)	(1,697)
Accounts payable	13,040	(7,639)
Deferred revenue	10,737	8,872
Accrued warranty and retrofit costs	(4)	(305)
Accrued compensation and tax withholdings	(6,884)	(10,059)
Accrued restructuring costs	(2,538)	(407)
Accrued expenses and other current liabilities	3,061	(4,308)
Net cash provided by (used in) operating activities	18,710	(12,377)
Cash flows from investing activities
Purchases of property, plant and equipment	(3,768)	(2,486)
Purchases of marketable securities	—	(12,901)
Sales and maturities of marketable securities	—	135,873
Acquisitions, net of cash acquired	(5,346)	(125,498)
Disbursement for a loan receivable	—	(300)
Purchases of other investments	(170)	—
Net cash used in investing activities	(9,284)	(5,312)
Cash flows from financing activities
Payment of deferred financing costs	(27)	—
Common stock dividends paid	(6,966)	(6,844)
Net cash used in financing activities	(6,993)	(6,844)
Effects of exchange rate changes on cash and cash equivalents	(4,574)	(617)
Net decrease in cash and cash equivalents	(2,141)	(25,150)
Cash and cash equivalents, beginning of period	85,086	80,722
Cash and cash equivalents, end of period	$82,945	$55,572

Supplemental disclosure of cash flow information:
Purchases of property, plant and equipment included in accounts payable	$424	$955
Fair value of non-cash consideration for the acquisition of Cool Lab, LLC	10,348	—

Notes on Non-GAAP Financial Measures:

The information in this press release is for: internal managerial purposes; when publicly providing guidance on future results; and as a means to evaluate period-to-period comparisons. These financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management adjusted the GAAP results for the impact of amortization of intangible assets, restructuring charges, and purchase price accounting adjustments to provide investors better perspective on the results of operations which the Company believes is more comparable to the similar analysis provided by its peers. Management also excludes special charges and gains, such as impairment losses, gains and losses from the sale of assets, as well as other gains and charges that are not representative of the normal operations of the business. Brooks currently includes a valuation allowance reserve against U.S. deferred tax assets in its GAAP results. In assessing the appropriate tax rate for non-GAAP results, the Company evaluated the adjustments discussed above and concluded it was appropriate to maintain the valuation allowance reserve in establishing the non-GAAP tax rate. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single measure.

			Quarter Ended
	December 31, 2016		September 30, 2016		December 31, 2015
Dollars in thousands, except per share data	$	per diluted share	$	per diluted share	$	per diluted share
GAAP net income	$13,871	$0.20	$10,547	$0.15	$(4,648)	$(0.07)
Adjustments:
Purchase accounting impact on inventory and contracts acquired	70	—	125	—	125	—
Amortization of intangible assets	4,058	0.06	3,826	0.06	3,507	0.05
Impairment of other assets	—	—	807	0.01	—	—
Restructuring charges	975	0.01	2,232	0.03	1,475	0.02
Merger costs	249	—	81	—	2,996	0.04
Fair value adjustment of equity investment	(1,847)	(0.03)	—	—	—	—
BioCision stub period adjustment	203	—	—	—	—	—
Tax effect of adjustments	(278)	—	(2,293)	(0.03)	(2,209)	(0.03)
Non-GAAP adjusted net income	17,301	0.25	15,324	0.22	1,246	0.02
Stock based compensation, pre-tax	2,498	—	3,532	—	4,713	—
Tax rate	15%	—	16%	—	30%	—
Stock-based compensation, net of tax (a)	2,123	0.03	2,967	0.04	3,289	0.05
Non-GAAP adjusted net income - excluding stock-based compensation	$19,424	$0.28	$18,291	$0.26	$4,535	$0.07

Shares used in computing non-GAAP diluted net income per share	—	69,870	—	69,540	—	68,130

(a) The tax rate represents the effective tax rate on non-GAAP taxable ordinary income. We expanded our disclosure to correct and clarify the after tax impact of stock-based compensation on Non-GAAP adjusted net income and diluted EPS. For additional information on the impact of this correction on prior periods, please refer to the conference call presentation included in Investor Relations section of the Brooks website at www.brooks.com.

	Quarter Ended
	December 31, 2016		September 30, 2016		December 31, 2015
Dollars in thousands	$	%	$	%	$	%
GAAP gross profit/gross margin percentage	$56,943	35.6%	$56,565	35.9%	$40,554	33.8%
Adjustments:
Amortization of intangible assets	993	0.6%	1,083	0.7%	1,296	1.1%
Purchase accounting impact on inventory and contracts acquired	70	—%	125	0.1%	125	0.1%
Non-GAAP adjusted gross profit/gross margin percentage	58,006	36.3%	57,773	36.7%	41,975	35.0%

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2016	2016	2015
GAAP net income (loss)	$13,871	$10,547	$(4,648)
Adjustments:
Less: Interest income	(68)	(142)	(205)
Add: Interest expense	96	101	3
Add: Income tax provision (benefit)	2,800	740	(3,370)
Add: Depreciation	2,695	2,900	2,938
Add: Amortization of completed technology	993	1,083	1,296
Add: Amortization of customer relationships and acquired intangible assets	3,064	2,743	2,211
Earnings (losses) before interest, taxes, depreciation and amortization	$23,451	$17,972	$(1,775)

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2016	2016	2015
Earnings (losses) before interest, taxes, depreciation and amortization	$23,451	$17,972	$(1,775)
Adjustments:
Add: Impairment of other assets	—	807	—
Less: Fair value adjustment of equity method investment	(1,847)	—	—
Add: Stock-based compensation	2,498	3,532	4,713
Add: Restructuring charges	975	2,232	1,475
Add: BioCision stub period adjustment	203	—	—
Add: Purchase accounting impact on inventory and contracts acquired	70	125	125
Add: Merger costs	249	81	2,996
Adjusted earnings before interest, taxes, depreciation and amortization	$25,599	$24,749	$7,534

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2016	2016	2015
GAAP selling, general and administrative expenses	$31,962	$31,594	$34,121
Adjustments:
Less: Amortization of customer relationships and acquired intangible assets	(3,064)	(2,743)	(2,211)
Less: Impairment of other assets	—	(807)	—
Less: Merger costs	(249)	(81)	(2,996)
Non-GAAP adjusted selling, general and administrative expenses	$28,649	$27,963	$28,914
Research and development expenses	$10,845	$12,335	$13,278
Non-GAAP adjusted operating expenses	$39,494	$40,298	$42,192

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2016	2016	2015
GAAP equity in earnings of equity method investments	$1,942	$1,132	$159
Adjustments:
Add: BioCision stub period adjustment	203	—	—
Non-GAAP adjusted equity in earnings of equity method investments	$2,145	$1,132	$159

	Brooks Semiconductor Solutions Group			Brooks Life Science Systems
	Quarter Ended			Quarter Ended
Dollars in thousands	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	September 30, 2016	December 31, 2015
GAAP gross profit	$45,468	$44,513	$34,659	$11,475	$12,052	$5,895
Adjustments:
Amortization of intangible assets	627	711	904	366	372	393
Purchase accounting impact on inventory and contracts acquired	—	125	125	70	—	—
Non-GAAP adjusted gross profit	$46,095	$45,349	$35,688	$11,911	$12,424	$6,288

	Brooks Semiconductor Solutions Group			Brooks Life Science Systems
	Quarter Ended			Quarter Ended
Dollars in thousands	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	September 30, 2016	December 31, 2015
GAAP gross margin	35.9%	35.4%	35.0%	34.4%	38.1%	28.2%
Adjustments:
Amortization of intangible assets	0.5%	0.6%	0.9%	1.1%	1.2%	1.9%
Purchase accounting impact on inventory and contracts acquired	—	0.1%	0.1%	0.2%	—	—
Non-GAAP adjusted gross margin	36.4%	36.0%	36.0%	35.7%	39.2%	30.1%

	Brooks Semiconductor Solutions Group			Brooks Life Science Systems			Total
	Quarter Ended			Quarter Ended			Quarter Ended
Dollars in thousands	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	September 30, 2016	December 31, 2015
GAAP operating gross profit	$17,371	$15,208	$2,940	$112	$1,104	$(4,602)	$17,483	$16,312	$(1,662)
Adjustments:
Amortization of intangible assets	627	711	904	366	372	393	993	1,083	1,297
Purchase accounting impact on inventory and contracts acquired	—	125	125	70	—	—	70	125	125
Non-GAAP adjusted operating profit	$17,998	$16,044	$3,969	$548	$1,476	$(4,209)	$18,546	$17,520	$(240)